Exhibit 99.1

PRESS RELEASE

OPY on the NYSE

Oppenheimer Shareholders Approve Move to the United States

May 11, 2009, Toronto and New York. Oppenheimer Holdings Inc. announced today that its shareholders have approved a proposition to move the domicile of the corporation from Canada to the United States.

As previously disclosed, the Company had requested that the holders of its Class A non-voting and Class B voting shares, voting as single class, approve the move. The proposition was approved by a wide margin (85.8% for and 5.8% against). There were no dissenting shareholders.

As a result of the approval, the Company will incur a tax payable to the Government of Canada arising from the continuance in the amount of approximately U.S. $2 million.  The requirement to pay the tax was previously disclosed.

Albert Lowenthal, Chairman & CEO stated, “We are gratified with our shareholders overwhelming support to move Oppenheimer to the United States. We are confident that this move will have a long-term positive impact on the Company.”

Oppenheimer, through its principal subsidiaries, Oppenheimer & Co. Inc. (a U.S. broker-dealer) and Oppenheimer Asset Management Inc., offers a wide range of investment banking, securities, investment management and wealth management services from over 94 offices in 26 states and through local broker-dealers in 4 foreign jurisdictions. Oppenheimer employs over 3,500 people.  The Company offers trust and estate services through Oppenheimer Trust Company. OPY Credit Corp. offers syndication as well as trading of issued corporate loans. Evanston Financial Corporation is engaged in mortgage brokerage and servicing. In addition, through Freedom Investments, Inc. and the BUYandHOLD division of Freedom, Oppenheimer offers online discount brokerage and dollar-based investing services.

This press release includes certain “forward-looking statements” relating to anticipated future performance.  For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Oppenheimer’s Annual Report on Form 10-K for the year ended December 31, 2008.

For further information, please contact:

A.G. Lowenthal 212 668-8000 or E.K. Roberts 416 322-1515